TAYLOR INVESTMENT ADVISORS, LP

100 Crescent Court, Suite 525

Dallas, TX 75201

October 9, 2013

Northern Lights Fund Trust III

c/o Andrew Rogers, President

80 Arkay Drive, Suite 110

Hauppauge, NY 11788

Re: Advisory Fee Waiver for Taylor Xplor Managed Futures Strategy Fund (the “Fund”)

Dear Mr. Rogers:

As you are aware, Taylor Investment Advisors, LP (the “Adviser”) has contractually agreed to waive a portion of its advisory fees for the benefit of the Fund.  The Adviser hereby agrees, as of November 1, 2013, to waive or limit its advisory fees so that such fees, on an annual basis, do not exceed 1.05% of the Fund’s average daily net assets.  This Agreement shall become effective as of November 1, 2013 and shall remain in effect until at least October 31, 2014.  This agreement can be terminated only upon the approval of the Northern Lights Fund Trust III Board of Trustees.

Sincerely, _/s/ Kevin McDonald Kevin McDonald Vice President Taylor Investment Advisers, LP	Approved and accepted on behalf of the Fund, _/s/ Andrew Rogers Andrew Rogers President Northern Lights Fund Trust III